QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3, and related Prospectus of Digital River, Inc. and to the incorporation by reference therein of our report dated May 18, 2004, with respect to the consolidated financial statements of element 5 Informationstechnologien und -dienstleistungen Aktiengesellschaft and subsidiaries appearing in the Current Report on Form 8-K/A dated May 24, 2004 of Digital River, Inc.

Ernst & Young AG
Wirtschaftspruefungsgesellschaft
/s/ Peter Nolden
/s/ ppa. Juergen Luckas

Duesseldorf, Germany

January 10, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm